SECURITIES AND EXCHANGE COMMISSION    WASHINGTON DC 20549


FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report November 10, 1999 (Date of earliest event reported)

Commission file number 0-19856

XIRCOM, INC.
2300 Corporate Center Drive
Thousand Oaks, CA 91320-1420
Telephone:  (805) 376-9300


CALIFORNIA  (State or other jurisdiction of incorporation)

95-4221884  (I.R.S. Employer Identification No.)

ITEM 5.  OTHER EVENTS

As reported in the annual report on Form 10-K filed with the Securities and Exchange Commission on November 10, 1999 (the "10-K"), on October 1, 1999, Xircom, Inc. ("Xircom" or the "Company") acquired Entrega Technologies, Inc. ("Entrega"). Incorporated in January 1998, Entrega designs and manufactures a selection of standardized devices for connecting peripherals to personal computers, including Universal Serial Bus hubs, port converters and cables that complement the Company's own product offerings. The acquisition will be accounted for as a pooling-of-interests. This current report on Form 8-K is being filed to provide supplemental financial statements and related disclosures, which reflect the combined entity for all periods presented. This current report on Form 8-K should be read in conjunction with the 10-K. In particular, the accompanying supplemental consolidated balance sheets of the Company and its subsidiaries and the related consolidated supplemental statements of operations, shareholders' equity and cash flows, including the notes thereto, as well as the supplemental financial statement schedule, selected financial data and management's discussions and analysis of financial condition and results of operations have been restated to reflect the combination of the Company and Entrega under pooling-of-interests accounting. These supplemental financial statements and other information are based on those items originally contained in the Company's Annual Report on Form 10-K for the year ended September 30, 1999.

INDEX

                                                                                       Page in Form 8-K
Supplemental Consolidated Financial Statements and Financial Information
  Supplemental Consolidated Statements of Operations -
   Years ended September 30, 1999, 1998 and 1997                                                3
  Supplemental Consolidated Balance Sheets at September 30, 1999 and 1998                       4
  Supplemental Consolidated Statements of Shareholders' Equity -
   Years ended September 30, 1999, 1998 and 1997                                                5
  Supplemental Consolidated Statements of Cash Flows -
   Years ended September 30, 1999, 1998 and 1997                                                6
  Notes to Supplemental Consolidated Financial Statements                                    7-20
  Report of Ernst & Young LLP, Independent Auditors                                            21

Selected Supplemental Financial Data                                                           22
Management's Discussion and Analysis of Financial                                           23-34
Qualitative and Quantitative Disclosures About Market Risk                                  34-35

Supplemental Consolidated Financial Statement Schedule:
  Schedule II - Valuation and Qualifying Accounts                                              36

  All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

                                                                 2  XIRCOM, INC.

Xircom, Inc.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
Fiscal Years Ended September 30                                           1999                 1998               1997
----------------------------------------------------------------------------------------------------------------------
Net sales                                                             $424,436             $276,947           $184,575

Cost of sales                                                          243,248              179,377            126,300
----------------------------------------------------------------------------------------------------------------------

Gross profit                                                           181,188               97,570             58,275

  Research and development expenses                                     24,557               16,599             12,799
  Sales and marketing expenses                                          87,348               50,699             43,012
  General and administrative expenses                                   15,143               10,757              8,259
  In-process research and development and
   other nonrecurring charges                                            4,596                    -              2,163
----------------------------------------------------------------------------------------------------------------------

Total operating expenses                                               131,644               78,055             66,233
----------------------------------------------------------------------------------------------------------------------
Operating income (loss) from continuing operations                      49,544               19,515             (7,958)
Other income, net                                                        1,785                4,191              3,172
----------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before
 income taxes                                                           51,329               23,706             (4,786)
Income tax provision (benefit)                                          16,724                7,852             (1,437)
----------------------------------------------------------------------------------------------------------------------

Income (loss) from continuing operations                                34,605               15,854             (3,349)
Discontinued operations:
  Operating loss, net of income taxes                                        -                    -               (226)
  Loss on disposal, net of income taxes                                      -                    -             (6,275)
----------------------------------------------------------------------------------------------------------------------

Net income (loss)                                                     $ 34,605             $ 15,854           $ (9,850)
----------------------------------------------------------------------------------------------------------------------

Basic earnings (loss) per share:
  Continuing operations                                               $   1.44             $    .69           $   (.16)
  Discontinued operations                                                    -                    -               (.30)
----------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                                   $   1.44             $    .69           $   (.46)
----------------------------------------------------------------------------------------------------------------------

Diluted earnings (loss) per share:
  Continuing operations                                               $   1.35             $    .68           $   (.16)
  Discontinued operations                                                    -                    -               (.30)
----------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                                   $   1.35             $    .68           $   (.46)
----------------------------------------------------------------------------------------------------------------------

See accompanying notes
                                                                 3  XIRCOM, INC.

Xircom, Inc.
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share information)
 September 30                                                                                1999               1998
--------------------------------------------------------------------------------------------------------------------
Assets

Current assets:
   Cash and cash equivalents                                                             $135,630           $105,814
   Accounts receivable, net of allowances for sales returns and
    bad debts of $11,891 ($8,614 in 1998)                                                  38,012             30,499
   Income tax receivable                                                                      300                285
   Inventories                                                                             23,563             16,965
   Deferred income taxes                                                                   15,195             11,659
   Prepaid expenses and other current assets                                                9,696              4,908
--------------------------------------------------------------------------------------------------------------------
Total current assets                                                                      222,396            170,130

Property and equipment, net                                                                40,536             27,283
Other assets                                                                               12,564                522
--------------------------------------------------------------------------------------------------------------------

Total assets                                                                             $275,496           $197,935
--------------------------------------------------------------------------------------------------------------------

Liabilities and shareholders' equity

Current liabilities:
  Notes payable                                                                          $  9,138           $  3,125
  Accounts payable                                                                         31,591             18,558
  Accrued liabilities                                                                      42,235             29,077
  Accrued income taxes                                                                      3,952              3,308
--------------------------------------------------------------------------------------------------------------------

Total current liabilities                                                                  86,916             54,068
Deferred income taxes                                                                      13,660              9,116
Commitments and contingencies
Shareholders' equity:
  Preferred Stock, 2,000,000 shares authorized, none issued                                     -                  -
  Common Stock, $.001 par value, 50,000,000 shares authorized;
   24,563,614 shares outstanding at September 30, 1999
   (23,211,478 in 1998)                                                                        24                 23
  Paid-in capital                                                                         151,925            146,362
  Retained earnings (accumulated deficit)                                                  22,971            (11,634)
--------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                174,920            134,751
--------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                               $275,496           $197,935
--------------------------------------------------------------------------------------------------------------------

See accompanying notes
                                                                 4  XIRCOM, INC.

Xircom, Inc.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                  Retained
                                                  Common Stock                                    Earnings
                                             -----------------------         Paid-in            (Accumulated
(In thousands)                               Shares           Amount         Capital               Deficit)             Total
------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996                19,731            $20           $ 83,221             $(17,638)           $ 65,603
  Issuance of Common Stock                    2,516              3             51,358                    -              51,361
Issuance of Common Stock under
  Employee Stock Purchase Plan                  125              -              1,259                    -               1,259
Exercise of stock options                       450              -              4,050                    -               4,050
Tax benefit related to employee
 stock options                                    -              -              1,062                    -               1,062
Repurchase of Common Stock, net                (150)             -                (58)                   -                 (58)
Net loss                                          -              -                  -               (9,850)             (9,850)
------------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1997                22,672             23            140,892              (27,488)            113,427
Issuance of Common Stock                        123              -                500                    -                 500
Issuance of Common Stock under
  Employee Stock Purchase Plan                  160              -              1,370                    -               1,370
Exercise of stock options                       256              -              2,688                    -               2,688
Tax benefit related to employee
 stock options                                    -              -                912                    -                 912
Net income                                        -              -                  -               15,854              15,854
------------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1998                23,211             23            146,362              (11,634)            134,751
Issuance of Common Stock                        126              -                741                    -                 741
Issuance of Common Stock under
  Employee Stock Purchase Plan                  123              -              2,066                    -               2,066
Repurchase of Common Stock                     (514)             -            (19,775)                   -             (19,775)
Exercise of stock warrants                      514              -                  -                    -                   -
Exercise of stock options                     1,104              1             13,552                    -              13,553
Tax benefit related to employee
 stock options                                    -              -              8,549                    -               8,549
Compensation expense related to
 stock options and stock
 appreciation rights                              -              -                430                    -                 430
Net income                                        -              -                  -               34,605              34,605
------------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1999                24,564            $24           $151,925             $ 22,971            $174,920
------------------------------------------------------------------------------------------------------------------------------

See accompanying notes
                                                                 5  XIRCOM, INC.

Xircom, Inc.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
Fiscal Years Ended September 30                                           1999                  1998                1997
------------------------------------------------------------------------------------------------------------------------
Operating activities
Net income (loss) from continuing operations                          $ 34,605              $ 15,854             $(3,349)
Adjustments to derive cash flows from continuing
 operating activities:
  Depreciation and amortization                                         13,939                 7,993               6,499
  Deferred income taxes                                                  1,008                 4,053               2,043
  Foreign currency exchange gains, net                                    (438)               (1,426)             (2,119)
  In-process research and development and other
   nonrecurring charges                                                  4,596                     -               2,163
  Loss on disposal of fixed assets                                         320                   153                 320
  Other non-cash charges                                                   652                    23                   -
  Changes in assets and liabilities, net of the effect of
   acquisitions and disposition:
    Accounts receivable                                                 (9,508)              (19,602)             14,109
    Income tax receivable                                                  (15)                4,721              (2,354)
    Inventories                                                         (3,689)               11,997             (15,191)
    Prepaid expenses and other current assets                           (4,573)               (2,398)                854
    Accounts payable and accrued liabilities                            23,892                19,262               1,996
    Income taxes payable                                                   644                 2,363                (121)
------------------------------------------------------------------------------------------------------------------------
Net cash provided by continuing operating activities                    61,433                42,993               4,850
Net cash used in discontinued operating activities                           -                     -              (5,984)
------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                     61,433                42,993              (1,134)

Investing activities
Purchases of property and equipment                                    (27,255)              (18,555)             (6,437)
Proceeds from sale of fixed assets                                         113                   203                  35
(Increase) decrease in other assets                                     (2,150)                   30                 (17)
Proceeds from sale of Netaccess, Inc.                                        -                     -              11,000
Cash paid for acquisition                                              (13,250)                    -              (1,463)
------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) continuing investing activities         (42,542)              (18,322)              3,118
Net cash used in discontinued investing activities                           -                     -                (501)
------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                    (42,542)              (18,322)              2,617

Financing activities
Proceeds from issuance of common stock                                  15,638                 4,538              56,612
Tax benefit related to employee stock option and stock
 purchase plans                                                          8,549                   912               1,062
Repurchase of Common Stock                                             (19,775)                    -                   -
Proceeds from issuance of debt obligations                               8,538                 3,125                 960
Repayment of debt obligations                                           (2,025)               (2,541)             (6,385)
------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                               10,925                 6,034              52,249

Net increase in cash and cash equivalents                               29,816                30,705              53,732
Cash and cash equivalents at beginning of period                       105,814                75,109              21,377
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                            $135,630              $105,814             $75,109
------------------------------------------------------------------------------------------------------------------------

See accompanying notes
                                                                 6  XIRCOM, INC.

Xircom, Inc.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE ONE: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying consolidated financial statements include the accounts of Xircom, Inc. (the "Company") and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated. As further described in Note Fourteen, the Company acquired Entrega Technologies, Inc. ("Entrega") on October 1, 1999. The acquisition was accounted for as a pooling-of-interests. Accordingly, the supplemental consolidated financial statements give retroactive effect to the merger of the Company and Entrega for all dates and periods presented. The supplemental consolidated financial statements will become the historical financial statements upon issuance of financial statements for the period that includes the date of the merger.

Business
The Company designs, develops, manufactures, markets and supports products that enable users to connect mobile and remote notebook and handheld computers to corporate networks, the Internet, intranets and other online resources from a variety of locations.

Reclassifications
Certain reclassifications of previously reported amounts have been made to conform to the current year's presentation.

Cash and cash equivalents
All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents and are carried at cost plus accrued interest which approximates market value. Beginning in 1999, the Company changed its investment strategy and began investing its excess cash balances primarily in tax preferred investment vehicles. Interest income totaled $4,911,000, $4,256,000 and $2,195,000 for fiscal 1999, 1998 and 1997, respectively, and is included in Other income, net in the accompanying Supplemental Consolidated Statements of Operations.

Concentration of credit risk
The Company sells its products primarily through two-tier distributors or original equipment manufacturers. The Company makes periodic evaluations of the creditworthiness of its customers and generally does not require collateral. To date, the Company has not experienced any material bad debts or collection problems. As of September 30, 1999 and 1998, three customers accounted for a total of 36% and 34%, respectively, of total trade accounts receivable. The carrying amounts reported in the balance sheets for accounts receivable, accounts payable and notes payable approximate their fair value.

Inventories
Inventories are carried at the lower of cost (determined on a first-in, first-out basis) or market.

Property and equipment
Property and equipment is stated at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets, ranging from one to ten years. Leasehold improvements are amortized using the straight-line method over the term of the related lease or the useful life of the asset, whichever is shorter.

Revenue recognition
The Company recognizes revenue from product sales when shipped. The Company makes a provision for the estimated amount of product returns or credits that may occur under these contracts in the period of sale and has a policy of reserving channel inventory held by its customers in excess of one month supply. The Company also has contractual agreements that permit distributors and dealers to return products or receive price protection credits under certain circumstances. The Company generally provides a lifetime limited warranty

                                                                 7  XIRCOM, INC.

Xircom, Inc.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

against defects in the hardware component and a two-year limited warranty on the software component of its network adapters and modem products. The Company makes provisions for these costs in the period of sale. In addition, the Company provides telephone support to purchasers of its products as needed to assist them in installation or use of the products.

Licensing agreements
The Company has entered into agreements with third parties to license software and hardware that is incorporated into or sold with certain of the Company's products. Royalties associated with such licenses are accrued and expensed as cost of goods sold when the products are shipped.

Research and development
Research and development costs are expensed as incurred.

Advertising costs
The Company expenses advertising costs as incurred. Advertising expense, net, totaled $9,861,000, $4,032,000 and $4,753,000 for fiscal 1999, 1998 and 1997, respectively.

Nonrecurring charges
In the fourth quarter of fiscal 1999, the Company recorded a charge to operations of $2,364,000 ($1,702,000, net of tax benefit) for future operating lease payments related to facilities it will vacate, and a charge of $2,232,000 ($1,607,000, net of tax benefit) for the write-off of in-process research and development in connection with the purchase of the Rex product line (see Note Thirteen). The total lease payment accrual is net of estimated sublease income and does not include any period in which the Company will continue to occupy the facility.

In fiscal 1997, the Company recorded a charge to operations of $2,163,000 ($1,514,000, net of tax benefit) for the write-off of in-process research and development in connection with the purchase of certain assets from Angia Communications, Inc. (see Note Thirteen).

Foreign currency exchange gains
The functional currency of the Company's foreign subsidiaries is the U.S. dollar. The majority of the Company's sales are denominated in U.S. dollars. Net gains from foreign currency transactions and re-measurement totaled $438,000, $1,426,000 and $2,119,000 for fiscal 1999, 1998 and 1997, respectively, and are recognized currently in the Supplemental Consolidated Statements of Operations.

Earnings per share
Basic earnings per share is calculated using the weighted average common shares outstanding for the period, and excludes dilutive securities. Diluted earnings per share reflects the dilution to earnings that would occur if stock options and other dilutive securities resulted in the issuance of common stock. The weighted average number of shares used for basic and diluted earnings per share were as follows:

Fiscal Years Ended September 30                                        1999                 1998               1997
----------------------------------------------------------------------------------------------------------------------
Weighted average number of shares--basic                            24,104,000           22,931,000         21,560,000
Effect of dilutive securities:
 Employee stock options                                              1,456,000              485,000                  -
 Warrant                                                                86,000                    -                  -
 Other dilutive securities                                              36,000               40,000                  -
----------------------------------------------------------------------------------------------------------------------
Diluted                                                             25,682,000           23,456,000         21,560,000
----------------------------------------------------------------------------------------------------------------------

                                                                 8  XIRCOM, INC.

Xircom, Inc.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Certain shares issuable under stock options in fiscal 1999, 1998 and 1997, and warrants of 1,509,903 in fiscal 1998 and 1997 have been excluded from the computation of diluted earnings per share because the effect would be antidilutive.

Effects of recent accounting pronouncements
In June 1997, Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS 131") was issued. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers, as presented in Notes One and Eleven. Based on the provisions of SFAS 131 and the manner in which management analyzes its business, the Company has determined that it has two separately reportable operating segments, as presented in Note Eleven.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1, which was adopted as of the beginning of fiscal 1999, requires capitalization of certain costs incurred in connection with developing or obtaining internal use software. The Company's previous accounting policy for internal use software was generally consistent with the requirements of SOP 98-1. Accordingly, the adoption of SOP 98-1 did not have a significant impact on the Company's operating results or financial position.

In June 1998, Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") was issued, which the Company is required to adopt effective October 1, 2000. Subsequently, Statement No. 137, Accounting for Derivative Instruments and Hedging Activities- -Deferral of the Effective Date of FASB Statement No. 133 was issued, which deferred the effective date of SFAS 133 for one year. SFAS 133 will require the Company to record all derivatives as assets or liabilities at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether it qualifies for hedge accounting. The impact of SFAS 133 on the Company's financial statements will depend on a variety of factors, including, the extent of the Company's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. The effect of adopting SFAS 133 is currently being evaluated, however, the Company does not believe the effects of adoption will be material to its financial position or results of operations.

Use of estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Rapid technological change and short product life cycles characterize the industry in which the Company operates. As a result, estimates are required to provide for product returns, price protection, product obsolescence and warranty returns. Historically, actual amounts recorded under these programs have not varied significantly from estimated amounts. Actual results may differ, however, from those estimates, although management does not believe that any differences would materially affect the Company's financial position or reported results.

Stock options
Employee stock options are accounted for under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which requires the recognition of expense when the option price is less than the fair value of the stock at the date of grant. The Company generally awards options for a fixed number of shares at an option price equal to the fair value at the date of grant. The Company has adopted the disclosure-only


                                                                 9  XIRCOM, INC.

Xircom, Inc.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." See Note Eight.

NOTE TWO: DISCONTINUED OPERATIONS
On March 31, 1997, the Company decided to discontinue its multi-port modem and remote access server business, and on June 30, 1997, completed the sale of Netaccess, Inc. ("Netaccess"), its remote access server subsidiary. Proceeds of the sale were $11,000,000. Net sales of discontinued operations were $13,185,000 for the year ended September 30, 1997. The accompanying financial statements have been prepared to reflect the historical results of operations and cash flows of Netaccess as discontinued operations for all periods presented. See Note Nine for cash flow information for the discontinued operations.

NOTE THREE: INVENTORIES
Inventories consist of the following (in thousands):

September 30                                                                        1999               1998
-------------------------------------------------------------------------------------------------------------
Finished goods                                                                   $12,757            $ 4,478
Sub-assemblies                                                                       492              1,092
Work-in-process                                                                    3,578              5,383
Component parts                                                                    6,736              6,012
-------------------------------------------------------------------------------------------------------------
                                                                                 $23,563            $16,965
-------------------------------------------------------------------------------------------------------------

NOTE FOUR: PROPERTY AND EQUIPMENT
Property and equipment consists of the following (in thousands):

September 30                                                                         1999              1998
-------------------------------------------------------------------------------------------------------------
Land                                                                             $  1,300          $    541
Building and improvements                                                           4,709             3,925
Leasehold improvements                                                              6,877             6,238
Equipment                                                                          53,945            34,633
Furniture and fixtures                                                              4,737             3,713
-------------------------------------------------------------------------------------------------------------
                                                                                   71,568            49,050
Less accumulated depreciation and amortization                                    (31,032)          (21,767)
-------------------------------------------------------------------------------------------------------------
                                                                                 $ 40,536          $ 27,283
-------------------------------------------------------------------------------------------------------------

NOTE FIVE: ACCRUED LIABILITIES
Accrued liabilities consist of the following (in thousands):

September 30                                                                        1999               1998
-------------------------------------------------------------------------------------------------------------
Payroll and related benefits                                                     $ 8,469            $ 6,828
Warranty reserve                                                                   9,301              6,264
Accrued marketing costs                                                            6,618              5,607
Other                                                                             17,847             10,378
-------------------------------------------------------------------------------------------------------------
                                                                                 $42,235            $29,077
-------------------------------------------------------------------------------------------------------------

                                                                10  XIRCOM, INC.

Xircom, Inc.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE SIX: BANK BORROWINGS AND NOTES PAYABLE
The Company has a credit facility with a bank for borrowings up to $25,000,000 at the prime rate or at a LIBOR-based rate. Loans under the agreement are secured by all U.S.-based assets of the Company. The agreement expires in December 2000. As of September 30, 1999, there were no borrowings outstanding under this agreement.

The Company has credit facilities denominated in Malaysian ringgit with other banks, that permit borrowings of up to $5,300,000 under bankers acceptance agreements at the banks' prevailing market rate, and on a revolving credit and term loan basis at the banks' reference rate plus 1.0% (7.8% as of September 30, 1999). As of September 30, 1999, no amounts were outstanding under these credit facilities.

Entrega had a $5,000,000 revolving line of credit with a bank at the prime rate. Loans under the agreement were secured by Entrega's accounts receivable, inventory, fixed assets, and general intangibles, and guaranteed by the former principal shareholder of Entrega. As of September 30, 1999, borrowings of $4,988,000 were outstanding under this agreement. The agreement expired and was fully repaid on October 1, 1999. Entrega had notes payable to its former principal shareholder bearing interest at 8% and subordinated to its line of credit. During the year ended September 30, 1999, $500,000 of such notes were converted into 85,817 shares of Common Stock. As of September 30, 1999, borrowings of $4,150,000 were outstanding under such notes. On October 1, 1999, the notes were converted into 108,071 shares of Xircom Common Stock.

The Company had approximately $30,271,000 available under its credit facilities as of September 30, 1999. Interest expense totaled $555,000, $115,000 and $478,000 for fiscal 1999, 1998 and 1997, respectively, and is included in Other income, net.

NOTE SEVEN: INCOME TAXES
The income tax provision (benefit) includes the following (in thousands):

Fiscal Years Ended September 30                                            1999                  1998                1997
---------------------------------------------------------------------------------------------------------------------------
Current:
 Federal                                                               $ 12,164                $  441             $(3,785)
 State                                                                    1,628                   351                   -
 Foreign                                                                  3,440                 2,516                 945
---------------------------------------------------------------------------------------------------------------------------
                                                                         17,232                 3,308              (2,840)
Deferred:
 Federal                                                                  1,515                 4,544               1,403
 State                                                                      447                   752              (1,754)
 Valuation allowance                                                     (2,470)                 (752)              1,754
---------------------------------------------------------------------------------------------------------------------------
                                                                           (508)                4,544               1,403
---------------------------------------------------------------------------------------------------------------------------
                                                                       $ 16,724                $7,852             $(1,437)
---------------------------------------------------------------------------------------------------------------------------

                                                                11  XIRCOM, INC.

Xircom, Inc.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

September 30                                                                                 1999                1998
-----------------------------------------------------------------------------------------------------------------------
Book reserves not deductible for tax                                                     $ 14,632            $ 11,302
Book in excess of tax depreciation                                                          1,517               1,246
Net operating loss carryforward and credit                                                      -               3,155
-----------------------------------------------------------------------------------------------------------------------
 Total deferred tax asset                                                                   16,149             15,703
Valuation allowance                                                                              -             (2,470)
-----------------------------------------------------------------------------------------------------------------------
 Deferred tax asset, net                                                                    16,149             13,233
-----------------------------------------------------------------------------------------------------------------------
Foreign operations                                                                         (12,489)            (9,662)
Other                                                                                         (609)            (1,028)
-----------------------------------------------------------------------------------------------------------------------
 Total deferred tax liabilities                                                            (13,098)           (10,690)
-----------------------------------------------------------------------------------------------------------------------
 Net deferred tax asset                                                                   $  3,051           $  2,543
-----------------------------------------------------------------------------------------------------------------------

Balance sheet classification of the net deferred tax asset is as follows (in thousands):

September 30                                                                                    1999                1998
---------------------------------------------------------------------------------------------------------------------------
Current deferred tax asset                                                                  $ 15,195            $ 11,659
Noncurrent deferred tax asset, included in other assets                                        1,516                   -
Noncurrent deferred tax liability                                                            (13,660)             (9,116)
---------------------------------------------------------------------------------------------------------------------------
                                                                                            $  3,051            $  2,543
---------------------------------------------------------------------------------------------------------------------------

In prior years, the Company established a valuation allowance against its state net operating loss carryforwards to reflect the uncertainty of realizing such deferred tax assets. In fiscal 1998, the valuation allowance was reduced due to the realization of certain of these loss carryforwards. In fiscal 1999, the remainder of the loss carryforwards was realized and, accordingly, the related valuation allowance of $2,470,000 was eliminated. A reconciliation of the provision (benefit) for income taxes with the tax (benefit) computed by applying the 35% federal statutory tax rate is as follows (in thousands):

Fiscal Years Ended September 30                                           1999                   1998                1997
----------------------------------------------------------------------------------------------------------------------------
Computed expected tax (benefit)                                        $17,965                $ 8,297             $(1,675)
State income taxes, net of federal benefit                               1,273                    227                   -
Research and development credit                                           (832)                (1,082)                  -
Foreign operations                                                      (1,302)                   280                (566)
Valuation allowance on deferred tax asset                               (2,470)                  (793)                680
Tax exempt interest income                                                (936)                     -                   -
S-Corporation losses of Entrega                                          2,940                    863                   -
Other                                                                       86                     60                 124
----------------------------------------------------------------------------------------------------------------------------
                                                                       $16,724                $ 7,852             $(1,437)
----------------------------------------------------------------------------------------------------------------------------

At September 30, 1999, foreign earnings of $40,382,000 have been retained indefinitely by subsidiary companies for reinvestment, on which no additional U.S. tax has been provided. If repatriated, additional taxes of approximately $13,766,000 on these earnings, net of available foreign tax credit carryforwards, would be due. The Company has tax holiday status on its operations in Malaysia, which expires in 2000. Income before income taxes for all foreign operations was $23,837,000, $17,337,000 and $12,282,000 for fiscal 1999, 1998 and 1997, respectively.

                                                                 12 XIRCOM, INC.

Xircom, Inc.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE EIGHT: COMMON STOCK AND RELATED PLANS
The Company's Stock Option Plan (1992 Plan), as amended, authorizes a total of up to 7,500,000 shares of Common Stock for issuance as either incentive stock options with exercise prices which may not be less than fair market value at the date of grant, or nonqualified stock options. The options generally vest over three to four years and have terms of five to seven years.

The 1992 Director Stock Option Plan (Director Plan) provides for the grant of nonqualified options for a total of up to 725,000 shares of Common Stock to non-employee members of the Board of Directors. The options are granted at fair market value as of the date of grant and vest over a four-year period.

The 1995 Stock Option Plan authorizes a total of up to 1,049,857 shares of Common Stock for issuance as nonqualified stock options with vesting rights similar to the 1992 Plan.

The Patent Award Stock Option Plan authorizes a total of up to 250,000 shares of Common Stock for issuance as nonqualified stock options with vesting periods similar to the 1992 Plan.

The Entrega Technologies, Inc. Stock Option Plan, as amended, authorizes a total of up to 76,914 shares of Common Stock for issuance as either incentive stock options with exercise prices which may not be less than fair market value at the date of grant, or nonqualified stock options. The options generally vest over four years, or became fully vested and exercisable upon change in control on October 1, 1999. The options have terms of five to ten years.

As of September 30, 1999, the Company had 1,229,090 shares of common stock available for future grant under its stock option plans. Information regarding stock options outstanding as of September 30, 1999 is as follows:

                                                     Options Outstanding                                 Options Exercisable
                                ----------------------------------------------------------      ------------------------------------
                                                                                 Weighted-
                                                              Weighted-            Average                               Weighted-
                                                                Average          Remaining                                 Average
                                                               Exercise        Contractual                                Exercise
                                              Shares              Price        Life (Years)              Shares              Price
------------------------------------------------------------------------------------------------------------------------------------
Under $14.00                               1,615,324             $11.18               4.69              672,267             $10.87
$14.00-$25.00                              2,044,185             $18.88               6.01              166,437             $15.85
Over $25.00                                  877,553             $34.11               6.99                7,180             $27.08

As of September 30, 1999, 1998 and 1997, stock options to purchase 845,884, 1,002,368 and 568,030 shares were exercisable at weighted average exercise prices of $11.99, $12.52 and $11.32, respectively.


                                                                 13 XIRCOM, INC.

Xircom, Inc.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following table is a summary of activity for the Company's stock option plans:

                                                                                       Option price per share
                                                                       ------------------------------------------------------
                                                            Number of                                             Weighted-
                                                               shares                Low            High            Average
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at October 1, 1996                              2,319,494              $1.29          $17.13             $11.04
  Granted                                                   1,428,900              $8.63          $29.00             $14.17
 Exercised                                                   (449,493)             $1.29          $15.50             $ 9.01
 Canceled                                                    (593,777)             $1.86          $29.00             $13.42
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at September 30, 1997                           2,705,124              $7.63          $27.75             $12.48
  Granted                                                   1,600,689              $5.83          $26.00             $12.06
 Exercised                                                   (256,044)             $5.83          $20.25             $10.65
 Canceled                                                    (380,586)             $8.63          $27.75             $12.42
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at September 30, 1998                           3,669,183              $5.83          $27.75             $12.42
  Granted                                                   2,445,008              $5.83          $46.94             $25.12
 Exercised                                                 (1,103,812)             $5.83          $27.75             $12.28
 Canceled                                                    (473,317)             $8.63          $35.31             $13.74
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at September 30, 1999                           4,537,062              $5.83          $46.94             $19.08
-----------------------------------------------------------------------------------------------------------------------------

The Company's 1994 Employee Stock Purchase Plan (ESPP) allows employees to purchase Common Stock of the Company, through payroll deductions, at 85% of the market value of the shares at the beginning or end of the offering period, whichever is lower. The plan provides for the grant of rights to employees to purchase up to a total of 1,400,000 shares of common stock. As of September 30, 1999, 818,627 shares were available for issuance under this plan. Information regarding shares issued under the plan is as follows:

                                                                                        Price per share
                                                                              -----------------------------------
                                                                   Number of
Fiscal Years Ended September 30                                shares issued            Low               High
-----------------------------------------------------------------------------------------------------------------
1999                                                                 122,869          $14.66            $19.13
1998                                                                 160,036          $ 8.50            $ 8.61
1997                                                                 124,782          $ 7.86            $14.45

Had the Company recognized employee stock option-related compensation expense in accordance with SFAS 123 and used the Black-Scholes option valuation model for determining the weighted average fair value of options granted after September 30, 1995, its net income (loss) and earnings (loss) per share would have been as follows (in thousands, except per share amounts):

Fiscal Years Ended September 30                                           1999                   1998                1997
----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                      $34,605                $15,854            $ (9,850)
Pro forma stock compensation expense, net                               (6,836)                (3,545)             (2,056)
----------------------------------------------------------------------------------------------------------------------------
Pro forma net income (loss)                                            $27,769                $12,309            $(11,906)
----------------------------------------------------------------------------------------------------------------------------
Pro forma basic earnings (loss) per share                              $  1.15                $   .54            $   (.55)
----------------------------------------------------------------------------------------------------------------------------
Pro forma diluted earnings (loss) per share                            $  1.11                $   .54            $   (.55)
----------------------------------------------------------------------------------------------------------------------------

For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting periods. The pro forma effect on net income (loss) for fiscal 1999, 1998 and 1997 is not representative


                                                                 14 XIRCOM, INC.

Xircom, Inc.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

of the pro forma effect on net income (loss) in future years because it does not take into consideration pro forma compensation expense related to grants made prior to fiscal 1996. Pro forma information in future years will reflect the amortization of a larger number of stock options granted in succeeding years.

The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997: risk-free interest rates of 5.04%, 5.55% and 6.10%, respectively; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock from .60 to .67; and expected life of the options of 4 years. These assumptions resulted in weighted-average fair values of $13.72, $6.63 and $7.30 for each stock option granted in 1999, 1998 and 1997, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options. The Company's employee stock options have characteristics significantly different from those of traded options such as vesting restrictions and extremely limited transferability. In addition, the assumptions used in option valuation models (see above) are highly subjective, particularly the expected stock price volatility of the underlying stock. Because changes in these subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of its employee stock options.

Entrega has a plan under which stock appreciation rights have been granted to certain of its employees or other associates. As of September 30, 1999, stock appreciation rights based on 12,872 shares were outstanding at a weighted average strike price of $10.88. The rights vest over a four-year period following the date of grant and certain of the rights vested in full upon the acquisition of Entrega by the Company. Compensation expense based upon the vested portion of these rights amounted to $346,000 in 1999.

On February 28, 1997, the Company sold to Intel Corporation 2,516,405 newly issued shares of the Company's common stock (representing a 12.5 percent interest at the date of issuance) and a warrant to purchase an additional 1,509,903 newly issued shares of the Company's common stock. In consideration, the Company received net cash proceeds of $51,361,000. On February 18, 1999, Intel exercised its warrant and, pursuant to the terms of the warrant agreement, elected to receive 514,314 shares at no additional cost in lieu of purchasing 1,509,903 shares at an exercise price of $27.01. Concurrent with the warrant exercise, Xircom repurchased 514,314 shares of common stock held by Intel for a total price of $19,775,000, or $38.45 per share. As of September 30, 1999, Intel owned 2,516,405 shares of the Company's common stock.

During fiscal 1997, the Company purchased 150,000 shares of Common Stock from a director of the Company, with substantially all of the proceeds contributed by the director to the Company as capital.

The Company maintains a defined contribution 401(k) plan under which its U.S. employees are eligible to participate. Participants may make, within certain limitations, voluntary contributions based upon a percentage of their compensation. The Company makes matching contributions based on a participant's contribution up to a specified maximum percentage of the participant's contribution. Participants vest in the Company's contributions based on years of service. Company contributions were $370,000, $261,000 and $174,000 for fiscal 1999, 1998 and 1997, respectively. Entrega has similar defined contribution 401(k) plan for its U.S. employees. Entrega made no company contributions during the 1999 and 1998 fiscal years.

                                                                15  XIRCOM, INC.

Xircom, Inc.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE NINE: SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Fiscal Years Ended September 30 (in thousands)                            1999                  1998                1997
------------------------------------------------------------------------------------------------------------------------
Cash paid:
  Interest                                                              $  380                 $  74               $ 491
  Income taxes                                                          $7,535                 $ 807               $  82
------------------------------------------------------------------------------------------------------------------------

Net cash used in 1997 in discontinued operating activities of $5,984,000 was comprised of loss from discontinued operating activities of $6,501,000, depreciation and amortization of $1,777,000, deferred income taxes of $2,329,000 and change in net assets of discontinued operations of $1,069,000. Cash flows from investing activities of discontinued operations of $501,000 were the result of purchases of equipment and improvements.

NOTE TEN: COMMITMENTS AND CONTINGENCIES
The Company leases its facilities and certain equipment under operating leases expiring on various dates through 2005. Rent expense was $1,693,000, $1,665,000 and $1,512,000 for fiscal 1999, 1998 and 1997, respectively. As of September 30, 1999, minimum future rental payments under all noncancelable operating leases for facilities and equipment were as follows (in thousands):

                                                                          Operating
Fiscal Year Ended September 30                                               leases
-----------------------------------------------------------------------------------
2000                                                                        $ 2,763
2001                                                                          2,515
2002                                                                          2,140
2003                                                                          2,053
2004                                                                          2,100
Thereafter                                                                    3,294
-----------------------------------------------------------------------------------
                                                                            $14,865
-----------------------------------------------------------------------------------

Future minimum rentals to be received under noncancelable subleases as of September 30, 1999 totaled $269,000.

Under certain license agreements (see Note One), the Company is required to pay specified amounts of per unit royalties based on sales of certain of its products. Some of these agreements also contain minimum quarterly and annual volume requirements. Certain of these agreements expire on specific dates, others continue in effect as long as the technology is incorporated into the Company's products, and some can be terminated by either party after specified notice periods. Royalties under these agreements amounted to $594,000, $649,000, and $740,000 for fiscal 1999, 1998 and 1997, respectively.

The Company is involved in certain claims and legal proceedings that arise in the normal course of business. Management does not believe that the outcome of any of these matters will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

NOTE ELEVEN: SEGMENT AND GEOGRAPHIC INFORMATION
The Company operates in two industry segments within its business of the design, development, manufacture, marketing and support of mobile information access products for notebook computers and handheld devices. For management purposes, the Company is divided into two primary business segments: the "OEM" business, which includes operations specific to the Company's domestic and international original equipment manufacturer customers, and the "Branded" business, which includes operations specific to the Company's domestic and international distribution customers. The Company sells most of its products in each of its segments. The OEM business has a vice president who reports directly to the Senior Vice President of

                                                                16  XIRCOM, INC.

Xircom, Inc.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Worldwide Sales and Marketing ("SVP"), and the Branded business has three vice presidents, each of whom report directly to the SVP. The SVP reports directly to the Chief Executive Officer ("CEO"), who is the Chief Operating Decision Maker as defined by SFAS 131. The measures of profitability reviewed by the CEO for these segments consist of net sales, gross profit, and certain identifiable operating expenses. The majority of the Company's operating expenses are not allocated to these segments, but are treated as corporate expenses (unallocated). Fiscal year 1999, 1998 and 1997 revenues and expenses attributable to each business segment are presented in the table below. In addition, there is no allocation, direct or indirect, of assets and liabilities to these business segments. The Company had no inter-segment sales during the periods presented.

(in thousands)                                                Branded               OEM        Unallocated           Total
--------------------------------------------------------------------------------------------------------------------------
Fiscal 1999
  Net sales                                                  $350,379           $74,057           $      -        $424,436
  Cost of sales                                               191,472            51,776                  -         243,248
--------------------------------------------------------------------------------------------------------------------------
  Gross profit                                                158,907            22,281                  -         181,188
  Research and development expenses                                 -                 -             24,557          24,557
  Sales and marketing expenses                                 72,720             3,863             10,765          87,348
  General and administrative expenses                               -                 -             15,143          15,143
  In-process research and development and other
   nonrecurring charges                                             -                 -              4,596           4,596
--------------------------------------------------------------------------------------------------------------------------
  Total operating expenses                                     72,720             3,863             55,061         131,644
--------------------------------------------------------------------------------------------------------------------------
  Operating income (loss)                                      86,187            18,418            (55,061)         49,544
  Other income, net                                                 -                 -              1,785           1,785
--------------------------------------------------------------------------------------------------------------------------
  Income (loss) from continuing operations before
   income taxes                                              $ 86,187           $18,418           $(53,276)       $ 51,329
--------------------------------------------------------------------------------------------------------------------------
Fiscal 1998
  Net sales                                                  $222,352           $54,595           $      -        $276,947
  Cost of sales                                               133,791            45,586                  -         179,377
--------------------------------------------------------------------------------------------------------------------------
  Gross profit                                                 88,561             9,009                  -          97,570
  Research and development expenses                                 -                 -             16,599          16,599
  Sales and marketing expenses                                 41,076             2,365              7,258          50,699
  General and administrative expenses                               -                 -             10,757          10,757
--------------------------------------------------------------------------------------------------------------------------
  Total operating expenses                                     41,076             2,365             34,614          78,055
--------------------------------------------------------------------------------------------------------------------------
  Operating income (loss)                                      47,485             6,644            (34,614)         19,515
  Other income, net                                                 -                 -              4,191           4,191
--------------------------------------------------------------------------------------------------------------------------
  Income (loss) from continuing operations before
   income taxes                                              $ 47,485           $ 6,644           $(30,423)       $ 23,706
--------------------------------------------------------------------------------------------------------------------------

                                                                17  XIRCOM, INC.

Xircom, Inc.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

(in thousands)                                                Branded               OEM        Unallocated           Total
--------------------------------------------------------------------------------------------------------------------------
Fiscal 1997
  Net sales                                                  $167,212           $17,363           $      -        $184,575
  Cost of sales                                               112,219            14,081                  -         126,300
--------------------------------------------------------------------------------------------------------------------------

  Gross profit                                                 54,993             3,282                  -          58,275
  Research and development expenses                                 -                 -             12,799          12,799
  Sales and marketing expenses                                 39,170               220              3,622          43,012
  General and administrative expenses                               -                 -              8,259           8,259
  In-process research and development                               -                 -              2,163           2,163
--------------------------------------------------------------------------------------------------------------------------
  Total operating expenses                                     39,170               220             26,843          66,233
--------------------------------------------------------------------------------------------------------------------------
  Operating income (loss)                                      15,823             3,062            (26,843)         (7,958)
  Other income, net                                                 -                 -              3,172           3,172
--------------------------------------------------------------------------------------------------------------------------
  Income (loss) from continuing operations before
   income taxes                                              $ 15,823           $ 3,062           $(23,671)       $ (4,786)
--------------------------------------------------------------------------------------------------------------------------

Two customers accounted for 20% and 10%, respectively, of net sales for fiscal 1999. In 1998 and 1997, a single customer accounted for 13% and 17%, respectively, of net sales. All such customers were in the branded business. Net sales to Intel were 2.0%, 2.6%, and 5.3% of total net sales for fiscal 1999, 1998 and 1997, respectively. Accounts receivable from Intel were 2.3% and 4.4% of total accounts receivable as of September 30, 1999 and 1998, respectively. Net sales are attributed to the following locations and were derived from the location of the Company's regional operating unit having invoiced the sale.

Fiscal Years Ended September 30 (in thousands)                            1999                 1998               1997
----------------------------------------------------------------------------------------------------------------------
  United States                                                       $213,490             $144,912           $ 98,677
  Belgium                                                              151,811               90,017             53,941
  Singapore                                                             57,032               42,018             31,957
  Other                                                                  2,103                    -                  -
----------------------------------------------------------------------------------------------------------------------
                                                                      $424,436             $276,947           $184,575
----------------------------------------------------------------------------------------------------------------------

Net sales from the Company's products as a percentage of total net sales were as follows:

Fiscal Years Ended September 30                                                1999                  1998                1997
 (percentage of total revenue)
-----------------------------------------------------------------------------------------------------------------------------
LAN Adapters                                                                    28%                   30%                 42%
LAN+Modem                                                                       57%                   48%                 43%
Modem                                                                           10%                   21%                 11%
Port expansion system products                                                   4%                    -%                  -%
Other                                                                            1%                    1%                  4%
-----------------------------------------------------------------------------------------------------------------------------

Long-lived assets were located in the following countries:

September 30 (in thousands)                                               1999                1998                1997
----------------------------------------------------------------------------------------------------------------------
  United States                                                        $15,361             $ 8,261             $ 9,018
  Malaysia                                                              22,297              17,784               7,514
  Other foreign countries                                                2,878               1,238               1,287
----------------------------------------------------------------------------------------------------------------------
                                                                       $40,536             $27,283             $17,819
----------------------------------------------------------------------------------------------------------------------

                                                                18  XIRCOM, INC.

Xircom, Inc.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE TWELVE: SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                  Quarter ended
                                         ------------------------------------------------------------
(in thousands, except per share data)       Dec. 31   Mar. 31    June 30    Sept. 30      Fiscal Year
-----------------------------------------------------------------------------------------------------
Fiscal 1999
  Net sales                                 $98,498   $101,872   $108,439   $115,627        $424,436
  Gross profit                               39,434     43,229     46,805     51,720         181,188
  Net income                                  7,609      9,461      9,864      7,671(1)       34,605
  Diluted earnings per share                $   .30   $    .37   $    .39   $    .29(1)     $   1.35
-----------------------------------------------------------------------------------------------------
Fiscal 1998
  Net sales                                 $52,545   $ 64,134   $ 71,312   $ 88,956        $276,947
  Gross profit                               18,128     21,588     24,194     33,660          97,570
  Net income                                  2,430      3,002      3,763      6,659          15,854
  Diluted earnings per share                $   .11   $    .13   $    .16   $    .27        $    .68
-----------------------------------------------------------------------------------------------------

(1) In the fourth quarter of fiscal 1999, net income includes $3,309,000 or $0.13 per share for the write-off of in-process research and development and other non-recurring charges for future operating lease payments related to facilities to be vacated.

NOTE THIRTEEN: ACQUISITIONS
On September 27, 1999, the Company purchased the Rex product line from Franklin Electronic Publishers Incorporated, a developer and marketer of handheld electronic reference products. The acquisition was accounted for as a purchase with the results of operations included in the Company's financial statements from the date of acquisition. Pro forma results for fiscal 1999 and 1998, assuming the acquisition occurred on October 1, 1997, would not be materially different from the results reported. Cash paid for the acquisition was $13,250,000, comprised of fair value of assets acquired of $15,618,000 less liabilities assumed of $2,368,000. Of the assets acquired, $2,232,000 ($1,607,000, net of tax benefit) was written off as in-process research and
development, and $10,291,000 was recorded as goodwill and   other intangible
assets and classified as Other assets in the accompanying Supplemental Consolidated Balance Sheets. Amortization of intangibles is provided using the straight-line method over five years.

In fiscal 1997, the Company purchased certain assets from Angia Communications, Inc., a developer and manufacturer of PC Card products. Cash paid for the acquisition in 1997 was $1,463,000 and was comprised of fair value of assets acquired of $2,463,000 net of liabilities assumed of $1,000,000. In connection with the purchase, the Company recorded a charge to operations of $2,163,000 ($1,514,000, net of tax benefit) for the write-off of in-process research and development.

The amounts allocated to in-process research and development were based on established valuation techniques in the high technology industry. At the date of each acquisition mentioned above, the projects associated with the in-process efforts had not yet reached technological feasibility and the research and development in process had no alternative future uses. Accordingly, these amounts were expensed on the respective dates of each acquisition.

NOTE FOURTEEN: SUBSEQUENT EVENTS

Acquisition of Entrega Technologies, Inc.
On October 1, 1999, the Company completed its acquisition of Entrega. Incorporated in January 1998, Entrega designs and manufactures a selection of standardized devices for connecting peripherals to personal computers, including Universal Serial Bus hubs, port converters and cables that complement the Company's own product offerings. The acquisition will be accounted for as a pooling-of-interests. The Company issued 266,195 shares

                                                                19  XIRCOM, INC.

Xircom, Inc.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

of its common stock in exchange for all of the outstanding shares of Entrega, and assumed and exchanged all options to purchase Entrega stock for options to purchase an aggregate of 76,914 shares of the Company's common stock. The Company also issued 142,397 shares of its common stock to repay certain indebtedness of Entrega. There were no intercompany transactions between the two companies.

Separate financial information of the combined entities for fiscal 1999 and 1998 were as follows:

(in thousands)                                                         Xircom               Entrega            Combined
-----------------------------------------------------------------------------------------------------------------------
Fiscal 1999
  Net sales                                                           $408,890              $15,546            $424,436
  Operating income (loss)                                               57,396               (7,852)             49,544
  Net income (loss)                                                     43,004               (8,399)             34,605
  Total assets                                                         269,318                6,178             275,496
  Total liabilities                                                   $ 85,179              $15,397            $100,576
-----------------------------------------------------------------------------------------------------------------------
Fiscal 1998
  Net sales                                                           $276,056              $   891            $276,947
  Operating income (loss)                                               21,923               (2,408)             19,515
  Net income (loss)                                                     18,321               (2,467)             15,854
  Total assets                                                         195,224                2,711             197,935
  Total liabilities                                                   $ 58,506              $ 4,678            $ 63,184
-----------------------------------------------------------------------------------------------------------------------

Separate diluted earnings per share for Xircom were $1.69 and $0.78 for fiscal 1999 and 1998, respectively.

Registration Statement

On November 5, 1999, the Company announced its intention to file a registration statement with the Securities and Exchange Commission for an underwritten public offering of approximately 3,500,000 shares of Common Stock. In the announcement, the Company indicated that it planned to file the registration statement during November 1999.

                                                                20  XIRCOM, INC.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Xircom, Inc.

We have audited the accompanying supplemental consolidated balance sheets of Xircom, Inc. (formed as a result of the consolidation of Xircom, Inc. and Entrega Technologies, Inc.) as of September 30, 1999 and 1998, and the related supplemental consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1999. The supplemental consolidated financial statements give retroactive effect to the merger of Xircom, Inc. and Entrega Technologies, Inc. on October 1, 1999, which has been accounted for using the pooling-of-interests method as described in the notes to the supplemental consolidated financial statements. Our audits also included the supplemental financial statement schedule listed in the Index at Item 5. These supplemental financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xircom, Inc. at September 30, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1999, after giving retroactive effect to the merger of Entrega Technologies, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                         /s/  Ernst & Young LLP




Woodland Hills, California
November 5, 1999

                                                                21  XIRCOM, INC.

Xircom, Inc.
SUPPLEMENTAL SELECTED FINANCIAL DATA
The following table presents selected balance sheet and statement of operations data as of and for the fiscal years ended September 30, 1995 through 1999.

(In thousands, except per share amounts)           1999             1998              1997             1996            1995
----------------------------------------------------------------------------------------------------------------------------
Statement of Operations Data
Net sales                                      $424,436         $276,947          $184,575         $166,757        $119,528

Cost of sales                                   243,248          179,377           126,300          107,437          79,048
----------------------------------------------------------------------------------------------------------------------------

Gross profit                                    181,188           97,570            58,275           59,320          40,480
 Research and development expenses               24,557           16,599            12,799            9,537          13,085
 Sales and marketing expenses                    87,348           50,699            43,012           32,723          37,086
 General and administrative expenses             15,143           10,757             8,259            6,543           7,031
In-process research and development and
 other nonrecurring charges(1)                    4,596                -             2,163            1,505           5,745
----------------------------------------------------------------------------------------------------------------------------
Operating income (loss) from continuing
 operations                                      49,544           19,515            (7,958)           9,012         (22,467)
Other income (expense), net                       1,785            4,191             3,172           (1,338)            435
----------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing
 operations before income taxes                  51,329           23,706            (4,786)           7,674         (22,032)
Income tax provision (benefit)                   16,724            7,852            (1,437)           2,506          (7,000)
----------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing
 operations/(1)/                                 34,605           15,854            (3,349)           5,168         (15,032)
Discontinued operations:
 Operating income (loss), net of income
  taxes                                               -                -              (226)             784         (43,772)
 Loss on disposal, net of income taxes                -                -            (6,275)               -               -
----------------------------------------------------------------------------------------------------------------------------

Net income (loss)                              $ 34,605         $ 15,854          $ (9,850)        $  5,952        $(58,804)
----------------------------------------------------------------------------------------------------------------------------

Diluted earnings (loss) per share/(1)/:
 Continuing operations                         $   1.35         $    .68          $   (.16)        $    .26        $   (.88)
 Net income (loss)                             $   1.35         $    .68          $   (.46)        $    .30        $  (3.44)

Balance sheet data
 Working capital                               $135,480         $116,062          $ 95,501         $ 34,711        $ 25,909
 Total assets                                  $275,496         $197,935          $147,930         $107,201        $ 85,649
 Long-term obligations, net of current
  portion                                      $      -         $      -          $      -         $  1,860        $    597
 Shareholders' equity                          $174,920         $134,751          $113,427         $ 65,603        $ 53,095
----------------------------------------------------------------------------------------------------------------------------

(1) Fiscal 1999 includes $4,596 ($3,309, net of tax benefit) or $0.13 per share for write-off of in-process research and development and other non-recurring charges. Fiscal 1997 includes $2,163 ($1,514, net of tax benefit) or $0.07 per share for write-off of in-process research and development. Fiscal 1996 includes $1,505 ($1,023 net of tax benefit) or $0.05 per share for loss on sale of Netwave product line. Fiscal 1995 includes $5,745 ($3,561 net of tax benefit) or $0.21 per share for other nonrecurring charges.

                                                                22  XIRCOM, INC.

Xircom, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This Current Report contains trend analysis and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the trend analysis and other forward-looking statements contained herein, as a result of the risk factors set forth below and other cautionary language contained elsewhere in this report.

Results of Operations
---------------------

Net Sales

(in thousands)                           1999              Change             1998              Change             1997
-----------------------------------------------------------------------------------------------------------------------------
Net sales                              $424,436             53%             $276,947              50%            $184,575

Net sales -- 1999 versus 1998
Net sales increased 53% to $424.4 million in fiscal 1999 from $276.9 million in fiscal 1998. We derive net sales principally from shipments of Ethernet PC Card adapters, modems and multifunction Ethernet and modem cards ("Combo cards") (collectively "adapter products"), which connect notebook PCs to networks, the Internet and online services. The increase in net sales in 1999 from 1998 was primarily due to increased shipments of Ethernet PC Cards and Combo cards. We attribute this increase to growth in overall market demand for local and wide area network connectivity products and an increase in unit sales of our adapter products by our distribution customers (the "branded" business) and OEM customers. We believe this growth in sales of our adapter products in our branded business and by OEM customers may be indicative of several factors:

 .  Increased growth rate in shipments of notebook PCs, which in turn require network and modem connections;
 .  An increase in the rate that notebook PCs are attached to information sources;
 .  Continuing increased market acceptance of our Combo cards and Fast Ethernet cards; and,
 . Increased market acceptance of our RealPort Integrated PC Card family of products.

We also introduced our port expansion system products in 1999 through the acquisition of Entrega Technologies, Inc. ("Entrega") on October 1, 1999, which was accounted for as a pooling of interests, and in addition, we began shipping Xircom PortStation port expansion system products in September 1999.

These increases were partially offset by a decrease in the volume of lower margin modem-only product sales we made to our OEM customers. Unit shipments of adapter products increased 47% in 1999 over 1998 but average selling prices declined due to increased competition in the market for adapter products. Revenues from our products as a percentage of total revenues were as follows:

Fiscal Years Ended September 30
(percentage of total revenue)                             1999                  1998                1997
--------------------------------------------------------------------------------------------------------
LAN Adapters                                               28%                   30%                 42%
LAN+Modem                                                  57%                   48%                 43%
Modem                                                      10%                   21%                 11%
Port expansion system products                              4%                    -%                  -%
Other                                                       1%                    1%                  4%
--------------------------------------------------------------------------------------------------------

                                                                23  XIRCOM, INC.

Xircom, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

International sales. Total international sales (shipments to our customers located outside the U.S.) as a percentage of total sales was 53% in 1999 and 52% in both 1998 and 1997. Sales of our PC Cards in Europe grew at a faster rate than in the U.S.

Net sales -- 1998 versus 1997
Net sales increased 50% to $276.9 million in fiscal 1998 from $184.6 million in fiscal 1997 due to increased shipments of our adapter products. We attribute the increase in net sales primarily to growth in overall market demand for local and wide area network connectivity products and an increase in unit sales of our adapter products by our distribution and OEM customers. During the fourth quarter of fiscal 1997, we reduced shipments to our distributors in order to reduce the levels of inventories they hold and to enable us to quickly react to market changes. Unit shipments of our adapter products increased 54% in 1998 over 1997 but average selling prices declined due to increased competition in the PC Card LAN adapter market and a greater mix of revenue sold through OEM partners where average selling prices are generally lower.

Gross Profit

(in thousands)                         1999        Change        1998        Change        1997
-----------------------------------------------------------------------------------------------
Gross profit                         $181,188        86%       $97,570         67%      $58,275
Percentage of net sales               42.7%                     35.2%                    31.6%

Gross profit -- 1999 versus 1998
Gross profit consists of net sales less cost of sales. Cost of sales includes materials, labor, manufacturing overhead and other costs of sales. Other costs of sales include provisions for excess and obsolete inventory, warranty expense and royalty payments to licensers of software incorporated into our products. The increase in gross profit as a percent of net sales in 1999 compared to 1998 was primarily attributable to:

 . The higher gross margins of our RealPort Integrated PC Card family of products, which began shipping in the third quarter of fiscal 1998, versus the comparably featured Type II PC Card products;
 . A decrease in our fixed manufacturing costs as a percentage of sales; and, . A decrease in the sales volume of our modem-only products, which typically generate lower gross profit margins than our other products, and in particular, reduced sales of modem-only products to our OEM customers, which generate lower gross profit margins than sales made through our distribution partners.

This increase in gross profit as a percent of net sales was partially offset by the relatively lower gross profit as a percent of net sales earned by Entrega during 1999, as compared to that of Xircom's traditional products.

Gross profit -- 1998 versus 1997
The increase in gross profit as a percent of net sales in 1998 compared to 1997 was primarily attributable to a decrease in fixed manufacturing costs as a percentage of sales. In addition, the RealPort Integrated PC Card family of products, which began shipping in the third quarter of fiscal 1998, has higher gross margins than the comparably featured Type II PC Card products. This increase in the gross profit percentage was partially offset by the increase in modem-only product sales to our OEM customers at lower gross profit margins than sales made through the Company's distribution partners, and by lower average selling prices on adapter products.

                                                                24  XIRCOM, INC.

Xircom, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Research and Development

(in thousands)                        1999        Change       1998       Change       1997
-------------------------------------------------------------------------------------------
Research and development             $24,557        48%      $16,599        30%      $12,799
Percentage of net sales               5.8%                    6.0%                    6.9%

Our research and development expenses increased in 1999 in absolute dollars compared to 1998 as a result of our decision to increase staffing and expenditures to support expanded branded and OEM product offerings, including our PortStation(TM) port expansion system and the CompactCard(TM) line of products. Research and development expenses increased in 1998 in absolute dollars compared to 1997. This increase was a result of additional staffing and expenditures to support expanded branded and OEM product offerings, including our RealPort Integrated PC Card family of products, and expenditures by Entrega during 1999. We expect total expenditures for research and development to increase in fiscal 2000 due to our planned expenditures on product enhancements and new product introductions.

Sales and Marketing

(in thousands)                          1999       Change      1998      Change      1997
------------------------------------------------------------------------------------------
Sales and marketing                    $87,348      72%      $50,699       18%     $43,012
Percentage of net sales                 20.6%                 18.3%                 23.3%

We increased sales and marketing expenses in 1999 in both absolute dollars and as a percentage of net sales as compared to 1998 primarily due to:

 .  Additional staffing and sales and marketing activities required to support expanded branded markets;
 .  The opening and operation of a new regional headquarters in Tokyo, Japan;
 .  Expansion of our OEM sales organization;
 .  Expenses to support the launch of new products such as the PortStation(TM)
   Port expansion system and the CompactCard(TM) line of products; and, . Expenses incurred by Entrega during 1999, to support the launch of its line of port expansion system products.

As we pursue further product and market expansion activities, we expect sales and marketing expenses for fiscal 2000 to increase.

Our sales and marketing expenses increased in 1998 and decreased as a percentage of net sales as compared to 1997. The increase in expenses were due to sales and marketing activities and additional staffing required to support expanded branded markets and establishment of our OEM sales organization. Partially offsetting these increases were the lower sales and marketing expenditures that generally are associated with OEM sales versus branded business sales, reduced expenses associated with lower levels of inventories maintained by distributors, and cooperative advertising reimbursements. Sales and marketing expenses were higher as a percentage of net sales in 1997 because we reduced the volume of our shipments to our distributors during the fourth quarter of fiscal 1997 in order to reduce the levels of inventories they held.

                                                                25  XIRCOM, INC.

Xircom, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General and Administrative

(in thousands)                            1999      Change      1998      Change      1997
------------------------------------------------------------------------------------------

General and administrative              $15,143      41%      $10,757      30%      $8,259
Percentage of net sales                  3.6%                  3.9%                  4.5%

Our general and administrative expenses increased in 1999 as compared to 1998 to support growth in our organization and, to a lesser extent, continued expenditures on our information systems hardware and software, including Year 2000 upgrades. During 1998, we initiated modification efforts of computer software issues associated with the Year 2000 project. General and administrative expenses include costs incurred by Entrega to build its infrastructure and grow its operations. We expect general and administrative expenses to increase during fiscal 2000 due to the need to support growth in our organization and continued expansion of information systems hardware and software. In addition, during the first quarter of fiscal 2000, we expect to incur transaction and transition-related expenses for Entrega of approximately $2,500,000 to $3,000,000. See Risk Factors for a further discussion of our Year 2000 project.

In-process Research and Development and Other Nonrecurring Charges

(in thousands)                              1999            Change             1998              Change              1997
--------------------------------------------------------------------------------------------------------------------------------
In-process research and development
 and other nonrecurring charges           $4,596             N/A               $   -               N/A             $2,163
Percentage of net sales                    1.1%                                 0.0%                                1.2%

In the fourth quarter of fiscal 1999, we recorded a charge to operations of $2,364,000 ($1,702,000, net of tax benefit) for future operating lease payments related to facilities we will vacate, and a charge of $2,232,000 ($1,607,000, net of tax benefit) for the write-off of in-process research and development in connection with the purchase of the Rex product line. The total lease payment accrual is net of expected sublease income and does not include any period in which we will continue to occupy the facility. The Rex product line was acquired from Franklin Electronic Publishers Incorporated, a developer and marketer of handheld electronic reference products. In fiscal 1997, we recorded a charge to operations of $2,163,000 ($1,514,000, net of tax benefit) for the write-off of in-process research and development in connection with the purchase of certain assets from Angia Communications, Inc., a developer and manufacturer of PC Card products.

We based the amounts allocated to in-process research and development on established valuation techniques in the high technology industry. At the date of each acquisition mentioned above, the projects associated with the in-process efforts had not yet reached technological feasibility and the research and development in process had no alternative future uses. Accordingly, we charged these amounts to expense on the respective dates of each acquisition.

Other Income, Net

(in thousands)                           1999      Change      1998     Change      1997
-----------------------------------------------------------------------------------------
Other income, net                       $1,785      (57%)     $4,191     32%      $3,172
Percentage of net sales                  0.4%                  1.5%                1.7%

Net other income includes interest income from the investment of available cash and net gains on our foreign currency transactions. This amount is offset by discounts earned by our customers on early payments, interest

                                                                26  XIRCOM, INC.

Xircom, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

expense, and losses on disposals of fixed assets. Our interest income was $4,911,000, $4,256,000 and $2,195,000, and our net foreign currency transaction gains were $438,000, $1,426,000 and $2,119,000, in 1999, 1998 and 1997,
respectively. Net other income for 1999 decreased as compared to 1998 primarily due to an increase in discounts earned by our customers on early payments to us, a decrease in gains on our foreign currency transactions, and an increase in interest expense relating to Entrega. Net other income for 1998 increased as compared to 1997 primarily due to higher interest income and lower interest expense in 1998 as a result of increased cash and cash equivalents and reduced borrowings under credit facilities.

Income Tax Provision (Benefit)

(in thousands)                        1999       Change      1998     Change      1997
-----------------------------------------------------------------------------------------
Income tax provision (benefit)       $16,724      113%      $7,852      N/A      $(1,437)
Effective tax rate                    32.6%                  33.1%                30.0%

Our effective tax rate was 32.6% in 1999, 33.1% in 1998, and 30.0% in 1997. The difference between our effective tax rates during these years and the 35% federal statutory tax rate was due primarily to benefits we received from the tax holiday status of our manufacturing operations in Malaysia, which expires in 2000. We intend to seek renewal of this tax holiday before its expiration but cannot assure that this renewal will be received. In fiscal 1999 we began using tax preferred investment vehicles for our cash equivalents to further reduce our effective tax rate. An income tax benefit has not been recorded for the losses attributable to Entrega during the 1999 and 1998 fiscal years since such losses have been utilized at the shareholder level based on Entrega's S-Corporation status during those periods. We expect an effective tax rate of 28% for our 2000 fiscal year.

Discontinued Operations
Discontinued operations in 1997 include the financial results of Netaccess, our subsidiary, which included remote access server and multi-port modem products sold to OEMs and through two-tier distribution channels. On June 30, 1997, we completed the sale of Netaccess resulting in a loss of $6,275,000, net of income tax benefit. Operating loss from discontinued operations, net of income taxes, for 1997 was $226,000.

Net Income
Net income and net income per diluted share for 1999, excluding acquisition-related costs and other nonrecurring charges, was $37,914,000 and $1.48, respectively, compared to $15,854,000 and $0.68, respectively, for 1998. Net income and net income per diluted share for 1999 was $34,605,000 and $1.35, respectively, compared to $15,854,000 and $0.68, respectively, for 1998.

Risk Factors
------------
We Face the Risk of Being Unable to Remain Competitive in the Mobile Information Access Industry.

The market for notebook PC Card adapters has grown rapidly since the Personal Computer Memory Card International Association (PCMCIA) introduced a standard form factor for PC Card LAN adapters in 1993. Companies in the PC, desktop LAN adapter and modem industries with greater name recognition and greater financial resources than us, have a significant presence in the PC Card adapter market. As a result, we have faced increased competition in our industry. Actions by our competitors which continue to influence this competitive environment include price reductions, new product introductions, promotional efforts, and changes in the level of channel inventory. We expect competition to remain intense and as a result, we may lose some of our business to our competitors. Further, we believe that the market for PC Card LAN adapters, modems and Combo cards will continue to be price competitive and thus we could continue to experience lower selling prices, lower gross profit margins and reduced profitability levels than earned from such products in the past.

                                                                27  XIRCOM, INC.

Xircom, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We face the risk of being unable to compete if our manufacturing facility becomes unable to produce our products efficiently.

Our manufacturing facility, located in Malaysia, produces all of our PC Card adapter products. We may be unable to achieve significant additional efficiencies from this facility. If we are unable to achieve additional cost reductions through increased production or manufacturing efficiencies we may be unable to keep pace with our competitors' cost or price reductions to an extent necessary to maintain or increase our market share without adversely affecting gross profit margins. In addition, interruptions in the supply of products could occur if we are unable to accurately forecast demand levels or react sufficiently rapidly to changes. This in turn could adversely affect future sales. We also face risks associated with maintaining production failures overseas, including management of a distant and remote manufacturing facility, currency fluctuations and potential instability in the local country. This is particularly of concern to us in light of recent economic and political uncertainty in Malaysia and in Asia generally.

We face the risk of declining margins resulting from changes in the mix of products we sell and in the types of customers to whom we sell.

Certain of our products have lower gross profit margins than others. As a result, changes in our product mix could result in variations in overall gross profit margin. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" for a discussion of the relative margins of our different products. In addition, shipments to our OEM customers generally result in lower average selling prices and gross profit margins than sales made through our distribution partners. Furthermore, the increased percentage of revenue from OEM customers during fiscal 1999 as compared to fiscal 1998 has resulted in an increased concentration in our customer base. With this increased customer concentration, we have increased our dependency on a more limited number of customers at lower average selling prices and gross profit margins than sales made through our distribution partners. These trends may continue, as we anticipate a continuing increase in OEM revenues as a percentage of sales.

We face certain risks as a result of our international sales and manufacturing activities.

Our sales may be subject to government controls and other risks such as:

 . Federal restrictions on export;
 . Export licenses;
 . Trade restrictions;
 . Changes in tariff and freight rates;
 . Currency fluctuations; and,
 . Political instability.

As a result of recent and potential factors such as currency fluctuations and economic instability impacting international markets, we could encounter difficulties in accessing new and existing international markets or experience increased credit risks. Such credit risks could include insolvency of customers or other impairments of customers' ability to repay amounts owed to us. These credit risks could also include insolvency of vendors or other impairments of vendors' ability to supply materials to us.

Foreign currency fluctuations could adversely affect our results.

We do all our manufacturing at our facility in Malaysia and our European sales headquarters is located in Belgium. As a result, a significant portion of our operating expenses are currently denominated in the Malaysian

                                                                 28 XIRCOM, INC.

Xircom, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ringgit and the Belgian franc. The majority of our international sales have been denominated in U.S. dollars in 1999 and prior fiscal years. However, beginning with fiscal year 2000, we expect that the majority of our international sales will be denominated in the Euro. We do not engage in foreign currency hedging transactions, although we do mitigate our operating expense exposure to some extent by purchasing in advance a portion of the currency expected to be needed for overseas operating expenses. Accordingly, our results of operations could be adversely affected as a result of foreign currency fluctuations. In particular, in September 1998, the Malaysian government fixed the exchange rate of the Malaysian currency at 3.8 ringgits per U.S. dollar. Any potential reversion to a floating exchange rate could have an adverse effect on our results of operations.

We face the risk of incurring unnecessary expenses if we are unable to accurately predict sales of our products.

We generally ship products within one to four weeks after receipt of orders. Therefore, our sales backlog is typically minimal. Accordingly, our expectations of future net sales are based largely on our own estimates of future demand and not on firm customer orders. If our net sales do not meet expectations, profitability would be adversely affected, as we may not be able to reduce expenses at the same pace in the near term.

We face the risk of a reduction in our sales if we are unable to respond quickly to changes in demand for our products.

Our net sales can be affected by changes in the quantity of products that our distributor and OEM customers maintain in their inventories. Due to steps we took beginning in the fourth quarter of fiscal 1997, we believe that our distribution partners carry relatively low quantities of our inventory compared to our competitors'. We also have taken steps, beginning in the second quarter of fiscal 1999, to reduce the levels of inventory maintained by our OEM customers. We believe that these actions enable us to react more quickly to changes in market demand. However, we may also be more directly and more rapidly affected by changes in the market, including the impact of any slowdown or rapid increase in end user demand. Despite our efforts to reduce channel inventory exposure, distribution partners and OEM customers may still choose to reduce their inventories below current levels, which could cause a reduction in our net sales.

We face the risk of being unable to compete if we are not able to develop new products in a timely manner.

Our continued success is dependent on our ability to continue to introduce new products with advanced features, functionality and solutions that our customers demand. We may not be able to continue to introduce new products on a timely basis that are accepted by the market, or that sell through to end users in quantities sufficient to make the products viable for the long-term. Sales of our new products may negatively impact sales of existing products. In addition, we may have difficulty establishing our products' presence in markets where we do not currently have significant brand recognition.

We face the risk of being unable to manufacture our products because we are dependent on a limited number of qualified suppliers for our components.

Because of frequent technology changes and rapid industry growth, the cost and availability of components used to manufacture our products may fluctuate. Because some components, including custom chipsets, are available from sole suppliers, we risk having an inadequate supply of components due to a number of factors, including:

 . Supplier manufacturing constraints;
 . Excess of demand versus supply;
 . National political or economic changes; and, . Other risks not within our control.

                                                                 29 XIRCOM, INC.

Xircom, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Although we have not experienced any significant parts shortages over the past year, many components we use require long-lead purchase orders thereby limiting our flexibility to change order quantities in the event of changes in demand. Any supply source interruptions, limitations on availability, or inability to develop alternative sources as needed could adversely affect our ability to deliver products and, in turn, our future earnings.

We face the risk that rapid technological changes and short product life cycles in our industry could harm our business.

Rapid technological change and short product life cycles characterize the industry in which we operate. The industry includes competitors with greater financial and technical resources than us, including, in particular, 3Com.
While we have historically been successful in developing or integrating leading technology into our products, ongoing investment in research and development is required for us to maintain our technological position. We may need to increase the rate of such investment depending on competitive factors, and we may not be able to innovate as quickly as our competitors.

If networking capability is included in extension modules to PCs or in the PC itself, it could result in a reduction in the demand for add-on networking devices. Our operating results and ability to retain our market share are also dependent on continued growth in the underlying markets for notebook networking products, and notebook computers, and the notebook-to-network connection rate.

We face the risk that we could become involved in intellectual property disputes and may be unable to enforce our intellectual property rights.

We may not be able to protect our intellectual property adequately through patent, copyright, trademark and other protection. For example, patents issued to us may not be upheld as valid if litigation over the patent were initiated. If we are unable to protect our intellectual property adequately, it could allow competitors to duplicate our technology or may otherwise limit any competitive technological advantage we may have. Because of the rapid pace of technological change in the communications industry we believe our success is likely to depend more upon continued innovation, technical expertise, marketing skills and customer support and service rather than upon legal protection of our proprietary rights. However, we will aggressively assert our intellectual property rights when necessary.

With the proliferation of new products and rapidly changing technology in the mobile information access market, there has been a significant volume of patents or similar intellectual property rights held by third parties. Given the nature of our products and development efforts, there are risks that claims associated with such patents or intellectual property rights could be asserted against us by third parties. These risks include the cost of licensing or designing around a given technology. If a claimant refuses to offer such a license on terms acceptable to us, there is a risk of incurring substantial litigation or settlement costs regardless of the merits of the allegations. In the event of litigation, if we do not prevail we may be required to pay significant damages and/or to cease sales and production of infringing products.

We currently use software licensed from third parties in certain of our Combo, modem-only and Token Ring products. Our operating results could be adversely affected by a number of factors relating to this third-party software, including:

 . Failure by a licensor to accurately develop, timely introduce, promote or support the software;

                                                                 30 XIRCOM, INC.

Xircom, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 . Delays in shipment of our products;
 . Excess customer support or product return costs experienced by us due to errors in licensed software; or,
 . Termination of our relationship with such licensors.

We face the risk of being unable to attract and retain qualified managerial and other skilled personnel.

Our continued success depends, in part, on our ability to identify, attract, motivate and retain qualified managerial, technical and sales personnel.
Because our future success is dependent on our ability to manage effectively the enhancement and introduction of existing and new products and the marketing of such products, we are particularly dependant on our ability to identify, attract, motivate and retain qualified managers, engineers and salespersons.
The loss of the services of a significant number of our engineers or sales people or one or more of our senior officers or managers could be disruptive to our development efforts or business relationships and could seriously harm our business.

We face the risk of being unable to integrate effectively processes, products or businesses that we create or acquire.

The recent acquisition of Entrega and certain assets of the Rex product line, including intellectual property, inventory and fixed assets, from Franklin Electronic Publishers must be integrated with our existing business structure. If we fail to integrate Entrega and the Rex assets within our business effectively or fail to do so with acquisitions that we have made in the past or may make in the future, we may face disruptions to our business activities and our business may be seriously harmed.

We face the risk of being unable to renew our tax holiday status in Malaysia.

We have received tax holiday status on our manufacturing operations in Malaysia. Under this tax holiday, the earnings of our manufacturing subsidiary are not taxable in Malaysia. This tax holiday expires in 2000, and we cannot be assured that we will be able to renew or extend this tax holiday.

We face the risk that Year 2000 compliance issues could harm our business.

The Year 2000 issue is the result of computer programs and hardware using two digits rather than four to define the applicable year. Such computer programs and hardware may have date-sensitive software or embedded chips that always assume the century is "19". This could cause miscalculations or failure in our affected information systems and/or manufacturing equipment. Such system miscalculations or failure could disrupt our business operations by, for example, causing a temporary inability to process transactions or engage in our normal business activities. Such disruptions may also occur if our key suppliers or customers experience disruptions in their ability to transact with us due to Year 2000 issues.

     Products

We have reviewed and tested our PC Card, PortStation port expansion system, and Rex products and believe they do not present any Year 2000 issues. Products associated with the Entrega acquisition had been tested independently by Entrega prior to our acquisition. Pursuant to that testing, Entrega had issued its own statement on Year 2000 readiness of its products, in which Entrega noted that its products were found to be fully Year 2000 compliant. In addition, as part of our acquisition of the Rex product line, we have, where applicable, secured representations, warranties, and/or certifications of Year 2000 compliance from key suppliers of operating software contained in such products, and from parties selling products to us for our resale. We do not believe any of our products will present any Year 2000 issues. All of our products are used primarily as

                                                                 31 XIRCOM, INC.

Xircom, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

accessories to, and operate in dependence upon, related systems. The related systems may themselves contain or demonstrate Year 2000 issues. We do not believe that any such Year 2000 issues in such systems are or may be attributable to our products.

     Internal IT and Non-IT Systems

In relation to our internal systems, our plan to manage the Year 2000 issue has involved four phases: inventory/assessment, remediation, testing, and contingency planning.

During late fiscal 1998 through early fiscal 1999, we performed our inventory/assessment phase which analyzed the major information systems that could be significantly affected by the Year 2000 issue and we engaged personnel and resources to resolve potential issues. Through this initial analysis, we concluded that the Year 2000 issue could be mitigated with respect to our internal information systems and manufacturing equipment with modifications or replacements of certain existing software and hardware where necessary or advisable. Based on our analysis, we determined that we would be required to modify or replace certain portions of our internal hardware and software so that those systems would properly use dates beyond December 31, 1999.

Our inventory/assessment plan for both information technology ("IT") and non-IT systems is essentially completed. As part of the inventory/assessment phase, we initiated communications to create awareness, both internally and externally, of the need to identify Year 2000 issues and the risks the issues create. We have collected and analyzed inventories of systems, equipment, and processes from our global locations. Based on our inventory/assessment phase, most of our significant systems were determined to be Year 2000 compliant. The inventory/assessment indicated, however, that our customer interaction system could be affected. This system was successfully replaced with a Year 2000 compliant system in May 1999 as part of the remediation phase of our project noted below.

The remediation phase involves reprogramming or replacing inventoried items. We have completed the remediation phase with respect to our internal systems' (IT and non-IT) Year 2000 exposure. Remediation of all systems classified as "mission critical" was completed by March 31, 1999 and remediation of all systems classified as "priority" was completed by June 30, 1999. Remediation of the remaining systems, classified as "low impact", was completed by September 30, 1999.

The testing phase included defining test plans, establishing appropriate test environments, developing test cases, performing testing with appropriate personnel, and certifying/documenting the results. The certification process entailed having applicable in-house subject matter experts (i.e. functional managers) review test results, including computer screens and printouts, against pre-established criteria to ensure system(s) compliance. Additionally, in relation to equipment used in our manufacturing lines, we engaged qualified personnel from the applicable equipment manufacturer to perform run time on-site testing in our manufacturing facility of the given manufacturer's equipment. Services performed by such equipment manufacturer personnel included installation of any applicable patches, upgrades, or other modifications, if any, as necessary to ensure full Year 2000 compliance on the applicable
manufacturer's equipment.   As of September 30, 1999, our testing phase was
substantially completed.

We are developing a contingency plan for organizing responses in case of shutdown of certain of our critical applications due to Year 2000 issues. This contingency plan involves, among other things, IT and non-IT systems and external systems. In addition, we have initiated plans to secure certain contingent levels of key materials and components for stocking purposes near the end of calendar year 1999. These efforts are intended to provide for any unanticipated disruption in the supply chain affecting suppliers of designated critical components. We believe that the most likely worst case of a Year 2000-related failure within systems we

                                                                 32 XIRCOM, INC.

Xircom, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

manage, given our state of readiness today, would be a temporary (i.e. recoverable and correctable) loss of 10% of our internal IT capability with no material impact on our ability to conduct normal revenue-generating operations.

     External relationships

Our global operations rely heavily on the infrastructures within the countries in which they do business. The Year 2000 readiness within infrastructure suppliers (utilities, government agencies, and shipping organizations) will be crucial to our ability to avoid disruption of operations.

We have queried our significant suppliers regarding their Year 2000 readiness. To date, we are not aware of any such significant supplier with a Year 2000 issue that would materially affect our operating results. While we have no means of ensuring that all of our significant suppliers will be Year 2000 ready, we performed secondary evaluations, of our most critical suppliers including site visits where deemed necessary, and found no Year 2000 issues that we believe would lead to an interruption of our manufacturing schedules. We could be materially impacted if our significant suppliers are unable to resolve their Year 2000 issues in a timely fashion. The adverse effect on us of non-compliance by these parties could adversely affect us.

Costs

We have used both internal and external resources to replace, test and implement IT and non-IT systems needing Year 2000 modifications. The total cost of the Year 2000 project has been approximately $1.4 million and was funded by cash flows from operations. Of the amounts incurred, approximately $660,000 was expensed and $702,000 was capitalized for new software. As our Year 2000 efforts are substantially complete, we do not expect to incur significant future costs related to this project.

Liquidity and Capital Resources

As of September 30, 1999 we had $135.6 million in cash and cash equivalents.
Our continuing operating activities provided cash of approximately $61.4 million in 1999, primarily due to net income and increases in accounts payable and other accrued liabilities, partially offset by increases in accounts receivable, inventories and other current assets. Income taxes payable increased primarily due to the timing of payments for income taxes. Accounts payable and other accrued liabilities increased primarily due to the timing of payments for component inventory purchases. Accounts receivable increased due to higher fourth quarter net sales in 1999 versus that of 1998. Other current assets increased due to a deposit paid during fiscal 1999 for securing contingent rights to use certain intangible assets. Our use of these rights was contingent upon approval of the transfer of these rights by the court having jurisdiction over the assets. In September 1999 the court denied such approval and we became entitled to a refund of the deposit, which was received in October 1999.

We used $42.5 million in cash in investing activities in 1999, primarily for capital expenditures and for an acquisition. The capital expenditures were for the purchase of manufacturing equipment for use in our Penang, Malaysia facility, information systems hardware and software, and equipment for increased headcount. We used $13.3 million in cash to acquire the Rex product line from Franklin Electronic Publishers Incorporated. We have no material fixed commitments and do not expect an increase in the rate of capital expenditures in the normal course of business during fiscal 2000.

Our financing activities provided $10.9 million in cash in 1999, primarily from the issuance of capital stock through our stock option and employee stock purchase plans, tax benefits related to employee stock option and stock purchase plans, and increases in notes payable, offset by net payment under warrant agreement. On February 18, 1999, Intel Corporation exercised its warrant to purchase additional shares of our common stock. Under the terms of the warrant agreement, Intel elected to receive 514,314 shares at no additional cost in lieu of purchasing 1,509,903 shares at an exercise price of $27.01. Concurrent with the warrant exercise, we repurchased 514,314 shares of common stock held by Intel for a total price of $19.8 million, or $38.45 per share. We generated cash of $15.6 million from the issuance of capital stock through our stock option and employee stock purchase plans. In addition, we generated $8,549,000 in cash in 1999 from tax benefits from our employee stock option and stock purchase plans.

                                                                 33 XIRCOM, INC.

Xircom, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We have a bank credit facility for borrowings up to $25.0 million. Loans under the agreement are secured by all of our U.S.-based assets. The agreement expires in December 2000. We also have credit facilities totaling $5.3 million, denominated in Malaysian ringgits, with banks in Malaysia. As of September 30, 1999, Entrega had borrowings of $4,988,000 outstanding under a line of credit with a bank. This agreement expired and was fully repaid on October 1, 1999.
As of September 30, 1999, Entrega also had borrowings outstanding of $4,150,000 under notes payable to its former principal shareholder. On October 1, 1999, the notes were converted into 142,397 shares of Xircom Common Stock. We had approximately $30.3 million in borrowings available under our credit facilities as of September 30, 1999.

We announced on November 5, 1999 our intention to file a registration statement with the Securities and Exchange Commission for an underwritten public offering of approximately 3,500,000 shares of Common Stock. In the announcement, we indicated that we plan to file the registration statement during November 1999. Proceeds of the offering would be used for general corporate purposes and potentially for acquisition opportunities that may arise in the future.

We believe that cash on hand, borrowings available under our existing facilities or from other financing sources and cash provided by operations will be sufficient to support our working capital and capital expenditure requirements for at least the next twelve months. However, we cannot assure that future cash requirements to fund operations will not require us to seek additional capital sooner than the twelve months, or that such additional capital will be available when required on terms acceptable to us.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk Disclosures

The following discussion about our market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements.

Given the short-term nature of our portfolio of highly liquid cash equivalents, and that we have no borrowings outstanding, we are not subject to significant interest rate risk.

We manufacture the majority of our products in Malaysia and sell our products worldwide. Our financial results, therefore, could be significantly impacted by factors such as changes in foreign currency exchange rates and weak economic conditions in foreign markets. Our operating results are exposed to the impact of weakening economic conditions in the countries in which we sell our products.

Since the majority of our sales are denominated in U.S. dollars, our foreign operations are net payers of currencies other than the U.S. dollar, particularly the Malaysian ringgit and the Belgian franc. As such, our operating results may be adversely affected by the impacts of a stronger Malaysian ringgit or Belgian franc relative to the U.S. dollar. To mitigate the short-term effect of changes in currency exchange rates on our foreign currency based expenses, we purchase and hold Malaysian ringgits and Belgian francs in advance of the due date of the underlying obligations. We do not otherwise engage in any foreign currency risk hedging activity.

                                                                 34 XIRCOM, INC.

SCHEDULE II
Xircom, Inc.
VALUATION AND QUALIFYING ACCOUNTS
(in thousands)


                                                           Additions
                                              --------------------------------------
                                  Balance at        Charged to         Charged to
                                   Beginning         Costs and              Other                            Balance at
Description                        of Period          Expenses        Accounts(1)       Deductions        End of Period
-----------------------------------------------------------------------------------------------------------------------
Fiscal 1999
 Deducted from asset accounts:
 Allowance for sales returns         $7,378            $17,517             $1,995         $16,448             $10,442
 Allowance for bad debts              1,236                269                  -              56               1,449
-----------------------------------------------------------------------------------------------------------------------
   Total allowance                   $8,614            $17,786             $1,995         $16,504             $11,891
-----------------------------------------------------------------------------------------------------------------------
Liability reserves:
 Warranty                            $6,264            $ 5,915             $  313         $ 3,191             $ 9,301
-----------------------------------------------------------------------------------------------------------------------

Fiscal 1998
 Deducted from asset accounts:
 Allowance for sales returns         $5,757            $15,523             $    -         $13,902             $ 7,378
 Allowance for bad debts                497                750                  -              11               1,236
-----------------------------------------------------------------------------------------------------------------------
   Total                             $6,254            $16,273             $    -         $13,913             $ 8,614
-----------------------------------------------------------------------------------------------------------------------
Liability reserves:
 Warranty                            $4,041            $ 6,367             $    -         $ 4,144             $ 6,264
-----------------------------------------------------------------------------------------------------------------------

Fiscal 1997
 Deducted from asset accounts:
 Allowance for sales returns         $2,980            $28,597             $    -         $25,820             $ 5,757
 Allowance for bad debts                454                275                  -             232                 497
-----------------------------------------------------------------------------------------------------------------------
   Total                             $3,434            $28,872             $    -         $26,052             $ 6,254
-----------------------------------------------------------------------------------------------------------------------
Liability reserves:
 Warranty                            $3,204            $ 3,170             $    -         $ 2,333             $ 4,041
-----------------------------------------------------------------------------------------------------------------------

(1) Amounts in 1999 were assumed in connection with the purchase of the Rex product line.

                                                                 35 XIRCOM, INC.

ITEM 7.  EXHIBITS

The following exhibits are filed with this current report on Form 8-K:

Exhibit
Number
------

23  Consent of Ernst & Young LLP, Independent Auditors
27  Financial Data Schedules

                                                                 36 XIRCOM, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            XIRCOM, INC.


Dated:  November 9, 1999              By:   /s/ RANDALL H. HOLLIDAY
                                            -----------------------
                                            Randall H. Holliday
                                            Secretary and General Counsel

                                                                 37 XIRCOM, INC.